Exhibit 10.35

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by you, Matthew J. Stevenson, on behalf of yourself, your heirs, executors, administrators, successors, assigns and anyone else who may sue on your behalf (collectively, “you”) and The ServiceMaster Company, LLC, on behalf of itself, past and present subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective past and present officers, directors, employees, insurers and agents (collectively, “Company” or “ServiceMaster”).  In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1.    Separation from Employment:  Your employment at ServiceMaster will end, effective October 31, 2019 (“Separation Date”) and you will no longer hold any other position as officer or director with ServiceMaster or any of its subsidiaries or affiliates.

2.    Severance Benefits.  In exchange for your promises as set forth in this Agreement, and subject to your compliance with the terms and conditions hereof, ServiceMaster agrees to provide you with the following severance benefits:

a.    Severance Pay.  You will receive severance pay in the total gross amount of $461,250.00, which equals your current annual base salary.  The severance pay will be paid in 24 equal semi-monthly installments. The severance payments will commence on the first practicable regularly scheduled pay date after the Effective Date (defined below).

b.    Annual Bonus.  You will be eligible for a bonus payout under the ServiceMaster 2019 Annual Incentive Plan, which will be prorated based on your Separation Date and calculated based on Plan funding approved by the Board of Directors reflecting the Company’s achievement of financial targets during the Plan year.  Any bonus payout will be subject to the terms and conditions of the Plan and paid to you when paid to active employees who participate in the Plan, which is expected to be on or before March 15, 2020

c.    Career Transition Assistance/Executive Coaching.  The Company will pay for up to one year of career transition services on your behalf at a cost not to exceed $75,000.  You may choose your own career transition service provider, subject to approval by the Company which shall not be unreasonably withheld.  If you wish to initiate career transition services, you must do so within 60 days of your Separation Date.  In addition, the Company will continue to provide you with the executive coaching program in place during your employment until December 31, 2019.

d.    Health Insurance Transition Payment.  You will receive a one-time lump sum payment of $7,100.00, which approximates your premiums for COBRA continuation coverage for 12 months based on your current benefit elections.  You may use this payment to cover COBRA premiums or as you otherwise see fit.  This supplemental payment will be “grossed-up” for tax purposes so you receive the full amount after payroll tax deductions and withholdings.

Except as otherwise expressly specified in this Agreement, the compensation set forth in paragraph 2 above represents all of the amounts you will be entitled to receive from the Company and you will not be paid any other compensation or benefits.  In addition to any other remedies which may be available at law, the Company may suspend, cancel and/or seek the refund of any payments contemplated by this Agreement upon any violation by you of any representation, warranty or covenant set forth herein.

3.    Other Benefits. Upon separation of employment, you may be eligible for payout or benefits under the following policies, compensation plans and benefit plans, even if you do not sign this Agreement:

a.    Group Health Insurance.  If you participate in or are eligible to participate in the ServiceMaster Health and Welfare Benefit Plan, your eligibility to participate will end on your last day of employment. You will become eligible for continuation of coverage under the Consolidated Omnibus Budget

Reconciliation Act (“COBRA”) on the first day following the last day of employment.  You are solely responsible for the payment of any premiums for COBRA coverage.

b.    Accrued unpaid wages.  You will be paid any accrued,  unpaid wages through your Separation Date (including any accrued, unused vacation time as reflected in ServiceMaster’s HRIS system) on the first regularly scheduled pay date following your Separation Date or within the time period required by applicable law.

c.    PSRP.  If you participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), your eligibility to participate will end on your Separation Date.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Any amounts to be paid, distributed, rolled over, or held under the PSRP will be paid, distributed, rolled over, or held in accordance with the terms of the PSRP and applicable rules and regulations.

d.    DCP.  If you participate in the ServiceMaster Deferred Compensation Plan (“DCP”), your eligibility to participate in the DCP will end on your Separation Date. Any balance in your DCP account will be distributed or held in accordance with your prior elections, subject to the terms of the DCP and applicable rules and regulations.

e.    Stock Plans.  If you participate in any ServiceMaster stock plans, including the ServiceMaster Employee Stock Purchase Plan, the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended and restated as of October 25, 2012 (“MSIP”), the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibous Incentive Plan, as amended and restated as of April 27, 2015, and/or the ServiceMaster Global Holdings, Inc. Employee Stock Purchase Plan, any account balances, stock options, restricted stock units or other equity owned by you as of your Separation Date are subject to the terms and conditions of the applicable stock plans.  This Agreement does not change the terms of those plans.

4.    Release and Covenant Not to Sue.

a.    Release:  In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns,  as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all known and unknown claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees,  including, but not limited to, Claims arising out of or in any way related to your employment with or separation from the Company.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”),  the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any applicable federal, state or local law or regulation governing the employment relationship. You understand that this Agreement includes a release of all known and unknown claims through the Effective Date.

Notwithstanding the foregoing, you do not release any rights you may have to indemnification and advancement from and by the Company, to the extent in existence as of the date hereof pursuant to the Company's bylaws, and such right to indemnification and advancement shall survive the termination of you employment in accordance with such bylaws and applicable law.  By way of clarification, if you are entitled to indemnification and advancement pursuant to the bylaws, such "advancement" shall include the advancement to you of such sums as may be necessary to defend the matter, including reasonable retainer and attorney's fees, costs, and expenses, as they become due.”

b.    Limitation of Release:  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency.  Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date.

c.    Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Agreement under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

d.    Representations: You represent that you (i) have been provided all benefits due under the Family and Medical Leave Act and any applicable state or local law; (ii) have received all wages due, including any overtime pay, bonus pay and commissions; (iii) that you have received all meals and rest breaks to which you were entitled under the Fair Labor Standards Act and any applicable state and local law; and (iv)  that you have not had any work-related accidents or injuries that you have not previously reported in writing to the Company.

5.    Confidential Information.  You acknowledge and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  As used in this Agreement, “Confidential Information” means (a) all trade secrets, proprietary information, business techniques and processes, technical know-how and other non-public information (including customer, supplier, marketing and financial information) used by the Company in connection with its business operations; (b) non-public business information obtained from customers, franchisees, suppliers, contractors and other business partners; and (c) private personnel information.  Nothing in this Agreement precludes you from (a) making any report or disclosure to a government agency to the extent required or protected by statute, regulation or other applicable law; or (b) testifying truthfully in any legal proceedings to the extent compelled by a valid subpoena.

Pursuant to the Defend Trade Secrets Act, 18 USC §§ 1831-39, you are hereby noticed as follows: An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6.    Restrictive Covenants.  For a period of 12 months following your Separation Date, you shall not, either personally or in concert with any other person (a) induce or encourage any ServiceMaster employee to terminate his/her employment or seek employment or association with any other person, business or entity; (b) own (other than as a passive shareholder of less than 1% of publicly traded stock), manage, operate, become employed by or provide service to any company that competes with ServiceMaster; (c)  solicit or sale any product or service in competition with ServiceMaster to any person, business or other entity that is a customer of ServiceMaster; or (d) interfere with ServiceMaster’s relations with any of its customers, franchisees, subcontractors, consultants, vendors or business partners.    This Agreement is in addition to and does not supersede any other agreements prohibiting non-interference or competition with ServiceMaster.

7.    Code of Conduct.  You have previously been provided or had access to the Company’s Code of Conduct (the “Code”).  In the event that the Company discovers any facts after its execution of this Agreement showing that you have violated the Code, the Company shall be entitled to exercise any and all available legal remedies, including the suspension and recoupment of any payments made or due under this Agreement and any other agreements between the parties.

8.    Return of ServiceMaster Property.  You agree to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers.

9.    Assistance.  You agree to provide information to ServiceMaster as requested to help transition your job duties and to cooperate fully with the Company and its counsel with respect to any claims, investigations, legal proceedings or other matters relating to your employment or about which you have knowledge.  You further agree to notify ServiceMaster’s General Counsel or designee immediately in the event you are asked to assist or supply information to any person or entity regarding any such matters.  The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in providing any requested assistance pursuant to this Agreement; provided that any such expenses must be authorized in advance by the Company’s chief executive officer or general counsel.  In the event you are requested or required to participate as a witness in a lawsuit against the Company, to the extent that you are entitled to indemnification under the Company’s bylaws or applicable law, the Company will reimburse you for reasonable attorneys’ fees and expenses you incur.

10.    Non-Disparagement.  You agree that you will refrain from taking actions or making statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of ServiceMaster (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees or making statements which could adversely affect the morale of other employees.  You agree to direct any prospective employers seeking to verify your employment data to The Work Number (www.theworknumber.com), an on-line employment verification service operated by Equifax Workforce Solutions. Similarly, the Company shall instruct its chief executive officer and members of the executive leadership team not to make any statements to third parties that criticize, disparage or defame you.  Nothing in this Agreement precludes you or the Company from (a) making any report or disclosure to a government agency to the extent required or protected by statute, regulation or other applicable law; or (b) testifying truthfully in any legal proceedings to the extent compelled by a valid subpoena.

11.    Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

12.    Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be subject to The ServiceMaster We Listen Dispute Resolution Plan in effect on your Separation Date, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek  a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Agreement.

13.    Notices.  All notices required or permitted pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notice shall be addressed as follows:

If to ServiceMaster: The ServiceMaster Company, LLC 150 Peabody Place Memphis, TN 38103-3270 Attn: VP & Deputy General Counsel

If to you, at the most recent address listed in the Company’s human resources information system and to your attorney as follows:

Vincent E. Bauer

Law Offices of Vincent E. Bauer

425 Madison Ave., 17th Floor

New York, NY 10017

Email: vbauer@vbauerlaw.com

14.    Governing Law and Venue.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.  Subject to the dispute resolution provisions herein, any judicial proceeding arising from and relating to this Agreement shall be brought in courts having competent jurisdiction located in the State of Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties consent to the personal jurisdiction of such courts for the purposes of this Agreement.  The parties shall stipulate in any proceeding that this Agreement is considered for all purposes to have been executed and delivered in the State of Tennessee.

15.    Taxes.  Unless otherwise specified, all payments contemplated by this Agreement shall be subject to applicable payroll taxes and other required withholdings.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you shall cooperate diligently with the Company to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.    You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation.  You are advised to seek the advice of your own personal tax advisor or counsel as to the tax treatment of any payments contemplated by this Agreement.  The Company specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.

16.    Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement with the exception of confidentiality/non-solicitation/non-compete issues except as stated herein.

17.    OWBPA Notice.  Pursuant to the federal Older Workers Benefit Protection Act, you are advised as follows:

•	This Agreement includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;

•	You are advised to consult with your personal attorney before signing this Agreement;

•	You have 21 days from your receipt of this Agreement to consider the Agreement (the “Review Period”);

•

If your executed Agreement is not received by the Company within seven days from the end of the Review Period, the Agreement and any promises offered on behalf of Company contained therein will be null and void;

•

You have seven days after you sign this Agreement to revoke the Agreement.   If you want to revoke this Agreement, you must deliver a written revocation to The ServiceMaster Company, LLC; 150 Peabody Place; Mail Stop L/E-0085; Memphis, TN  38103-3270; Attn: VP & Deputy General Counsel.

18.    Effective Date:  This Agreement becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.  YOU HAVE CONSULTED WITH YOUR PERSONAL ATTORNEY (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

/s/ Matthew J. Stevenson	/s/ David Dart
Matthew J. Stevenson	David Dart
Senior Vice President, Human Resources
The ServiceMaster Company, LLC

Date: 11/18/19	Date: 11/18/19